Exhibit 99.3

[GRAPHIC APPEARS HERE]

Corvis Corporation Announces $77.4 Million Private Placement of Common Stock

COLUMBIA, MD (August 28, 2003) – Corvis Corporation (NASDAQ: CORV), a leading provider of intelligent optical networking solutions, today announced that it has entered into definitive agreements with certain accredited investors with respect to the private placement of 67,278,280 shares of its common stock at a purchase price of $1.15 per share, for gross proceeds of $77.4 million.

In addition, the Company has granted the investors an additional right to purchase up to an additional 13,455,656 shares of common stock at $1.30 per share. These additional investment rights will become exercisable 90 days after the closing date or, if earlier, upon the effectiveness of a registration statement for the resale of the common stock, and will expire 60 trading days after the rights become exercisable.

The net proceeds to Corvis, excluding the proceeds of any exercise of the additional investment rights, will be approximately $73.2 million. The Company intends to use the net proceeds for general corporate purposes.

The securities offered by the Company in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, as part of the transaction, the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within thirty days for purposes of registering the resale of all of the common stock issued in the private placement. This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Corvis

Corvis Corporation is a comprehensive optical solutions company providing advanced networking equipment and communications services to leading service providers, corporations and government agencies around the globe. Corvis solutions harness the unparalleled power, speed and lower costs of all-optical networks and other advanced networking technologies to deliver unparallel performance. The equipment business, headquartered in Columbia, MD, provides a full range of optical solutions, from point-to-point links and OEO switches to all-optical networks and transoceanic systems that deliver the lowest total cost of ownership in the industry. Broadwing Communications, a consolidated subsidiary of Corvis, is a communication services company based in Austin, TX. Broadwing carries voice, video and Internet traffic throughout the US over an almost 19,000-mile nationwide, all-optical network. For service providers, enterprises or government agencies, transmission over the Broadwing network can be connected with industry-leading speed,

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reliability and efficiency. For more information about Corvis or Broadwing, please visit www.Corvis.com or www.Broadwing.com.

Corvis and the Corvis logo are trademarks and/or service marks of the Corvis Corporation. All other trademarks are the property of their respective owners. Broadwing and the Broadwing logo are trademarks and/or service marks of Broadwing, LLC. All other trademarks are the property of their respective owners.

Investor Note Regarding Forward Looking Statements

This press release and related information may contain certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s filings with the Securities and Exchange Commission.

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Corvis Contact:

Andrew G. Backman

Vice President

Investor and Public Relations

(443) 259-4259

Fax: (443) 259-4427

investorinformation@corvis.com